Exhibit 10.4

FORM OF EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of         , 20     by and between Gridsum Holding Inc., an exempted company incorporated and existing under the laws of the Cayman Islands (the “Company”) and              , an individual (the “Executive”). The term “Company” as used herein with respect to all obligations of the Executive hereunder shall be deemed to include the Company and all of its direct or indirect subsidiaries and consolidated affiliated entities (collectively, the “Group”, and each, a “Group Company”).

W I T N E S S E T H

WHEREAS, the Company desires to employ the Executive and to assure itself of the services of the Executive during the term of the Employment (as defined below); and

WHEREAS, the Executive desires to be employed by the Company during the term of the Employment and under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                      Position.  The Executive hereby accepts a position of                   of the Company (the “Employment”).

2.                                      Term.  Subject to the terms and conditions of this Agreement, the initial term of the Employment shall be commencing on              , 20   (the “Effective Date”) until            , 20   , unless terminated earlier pursuant to the terms of this Agreement.  The Company and the Executive may determine to extend the Employment through mutual agreement.

3.                                      Probation.  There is no probation period for the Employment.

4.                                      Duties and Responsibilities.

(a)                                 The Executive’s duties at the Company will include all jobs assigned by the Board of Directors of the Company (the “Board”) or, if authorized by the Board, by the Company’s Chief Executive Officer.

(b)                                 The Executive shall (i) use his/her best efforts to perform his/her duties hereunder, (ii) devote all of his/her working time, attention and skills to the performance of his/her duties at the Company, and (iii) faithfully and diligently serve the Company in accordance with this Agreement and the guidelines, policies and procedures of the Company approved from time to time by the Board.

5.                                      No Breach of Contract.  The Executive hereby represents to the Company that (i) the execution and delivery of this Agreement by the Executive and the performance by the Executive of his/her duties hereunder will not result in a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound, except for agreements that are required to be entered into by and between the Executive and any Group Company pursuant to applicable laws of the jurisdiction where the Executive is based, if any; (ii) that the Executive does not possess any information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which would prevent the Executive from entering into this Agreement or carrying out his/her duties hereunder; and (iii) that the Executive is not bound by any confidentiality, trade secret or similar agreement with any other person or entity other than other Group Companies.

6.                                      Location.  The Executive will be based in               , China or any other location as requested by the Company during the term of the Employment.

7.                                      Compensation and Benefits.

(a)                                 Cash Compensation.  As compensation for the performance by the Executive of his/her obligations hereunder, during the term of the Employment, the Company shall pay (or cause its designated affiliate to pay) the Executive cash compensation (inclusive of the statutory benefit contributions that the Company is required to set aside for the Executive under applicable law) pursuant to Schedule A hereto, subject to annual review and adjustment by the Board or any committee designated by the Board.

(b)                                 Equity Incentives.  The Executive is eligible for participation in the Company’s share incentive plan(s) adopted by the Board pursuant to the terms and conditions thereof, and any award granted thereunder will be governed by an award agreement to be entered into separately between the Company and the Executive.

(c)                                  Benefits.  The Executive is eligible for participation in any standard employee benefit plan or arrangement made available by the Company to its similarly situated executives, including without limitation any retirement plan, medical insurance plan and travel/holiday policy, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

8.                                      Termination of Employment.  The Employment may be terminated during its term:

(a)                                 by the Company, for cause, at any time without advance notice or remuneration, if (i) the Executive is convicted or pleads guilty to a criminal offense or to an act of fraud, misappropriation or embezzlement, (ii) the Executive has been negligent or acted dishonestly to the detriment of the Company, (iii) the Executive has engaged in actions amounting to material misconduct or failed to perform his/her material duties hereunder to the detriment of the Company, or (iv) the Executive has breached this Agreement in any material respect;

(b)                                 by the Company, without cause, at any time, upon three-month prior written notice to the Executive; provided that upon termination without cause, the Company shall provide severance payments to the Executive as expressly required by applicable law of the jurisdiction where the Executive is based;

(c)                                  by the Executive, at any time, with a 30-day prior written notice to the Company; or

(d)                                 automatically, following the Executive’s termination of employment on account of death or Incapacity.  For the purpose of this paragraph, “Incapacity” shall mean a physical or mental impairment which, as reasonably determined by the Board, renders the Executive unable to perform the essential functions of the Employment, which continues for at least 120 consecutive calendar days or 150 calendar days during any 12-month period, unless a longer period is required by applicable law, in which case that longer period would apply.

Subject to any notice requirement set forth above, any termination of the Employment shall be communicated by written notice of termination from the terminating party to the other party.

9.                                      Certain Information.

(a)                                 Confidentiality and Non-disclosure.  The Executive agrees at all times during and after the term of this Agreement, to hold in strict confidence, and not to use, or to disclose to any person, corporation or other entity without prior written consent of the Company, any Confidential Information, except as necessary for the performance of the Executive’s duties in connection with the Employment or required under applicable law.  The Executive understands that “Confidential Information” means any proprietary or confidential information of the Group Companies or their respective clients, customers or partners, including, without limitation, technical data, trade secrets, research and development information, product plans, services, customer lists and customers, supplier lists and suppliers, software developments, inventions, processes, formulae, technology, designs, hardware configuration information, personnel information, marketing, finances, information about the suppliers, joint ventures, franchisees, distributors and other persons with whom the any Group Company does business, information regarding the skills and compensation of other employees of the Group Companies or other business information disclosed to the Executive by or obtained by the Executive from the Group Companies or their respective clients, customers or partners either directly or indirectly in writing, orally or otherwise, if specifically indicated to be confidential or reasonably expected to be confidential.  Notwithstanding the foregoing, Confidential Information shall not include information that has become generally available to the public other than as a result of any breach by the Executive of confidential obligations under this Agreement.

(b)                                 Company Property.  The Executive understands that all documents (including computer records, facsimile and e-mail) and materials created, received or transmitted in connection with the Employment or using the equipment or facilities of the Company are property of the Company and subject to inspection by the Company at any time.  Upon termination of the Employment (or at any other time when requested by the Company), the Executive will promptly deliver to the Company all aforementioned documents and materials and will provide written certification of his/her compliance with this Section 9.  Under no circumstances may the Executive continue to possess, following termination of the Employment, any aforementioned documents or materials of the Company, or any documents or materials or copies thereof containing any Confidential Information.

(c)                                  Former Employer Information.  The Executive represents and agrees that, during the term of his/her employment with the Group, he/she has not improperly used or disclosed, and will not improperly use or disclose, any proprietary information or trade secrets of any former employer or other person or entity with which the Executive has an agreement to keep in confidence information acquired by the Executive, if any.  The Executive will indemnify the Group and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of legal proceedings, arising out of or in connection with any violation of the foregoing.

(d)                                 Third Party Information.  The Executive recognizes that each Group Company may have received, and in the future may receive, from third parties their confidential or proprietary information subject to a duty on such Group Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  The Executive agrees that the Executive owes such Group Company and such third parties, during the term of the Employment and thereafter, a duty to hold all such confidential or proprietary information in strict confidence and not to disclose it to any person or entity, and to use it in a manner consistent with, and for the limited purposes permitted by, such Group Company’s agreement with such third party.

10.                               Inventions.

(a)                                 Inventions Retained and Licensed.  The Executive has attached hereto, as Schedule B, a list describing all inventions, ideas, improvements, designs and discoveries, whether or not patentable and whether or not reduced to practice, original works of authorship and trade secrets made or conceived by or belonging to the Executive (whether made solely by the Executive or jointly with others) that (i) were developed by the Executive prior to the Executive’s employment by the Group, (ii) relate to the Group’s actual or proposed business, products or research and development, and (iii) are not assigned to the Company hereunder (collectively, “Prior Inventions”); or, if no such list is attached, the Executive represents that there are no such Prior Inventions.  Except to the extent set forth in Schedule B, the Executive hereby acknowledges that, if in the course of his/her service for the Group, the Executive incorporates into a Group product, process or machine a Prior Invention owned by the Executive or in which he/she has an interest, the Group Companies are hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide right and license (which may be freely transferred by the Group Companies to any other person or entity) to make, have made, modify, use, sell, sublicense and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

(b)                                 Disclosure and Assignment of Inventions.  The Executive understands that the Company engages in research and development and other activities in connection with its business and that, as an essential part of the Employment, the Executive is expected to make new contributions to and create inventions of value for the Company.  From and after the Effective Date, the Executive shall disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulae, processes, compositions of matter, computer software programs, databases, mask works and trade secrets (collectively, the “Inventions”), which the Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of the Employment.  The Executive acknowledges that copyrightable works prepared by the Executive within the scope of and during the period of the Employment with the Company are “works for hire” and that the Company will be considered the author thereof.  The Executive agrees that all the Inventions shall be the sole and exclusive property of the Company and the Executive hereby assigns all his/her right, title and interest in and to any and all of the Inventions to the Company without further consideration.

(c)                                  Patent and Copyright Registration.  The Executive agrees to assist the Company in every proper way to obtain for the Company (of any of its designated affiliates) and enforce patents, copyrights, mask work rights, trade secret rights, and other legal protection for the Inventions.  The Executive will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections.  The Executive’s obligations under this paragraph will survive the termination of the Employment; provided that the Company will reasonably compensate the Executive after such termination for time or expenses actually spent or incurred by the Executive at the Company’s request on such assistance.

11.                               Non-Competition.  In consideration of the compensation provided to the Executive by the Company hereunder, the adequacy of which is hereby acknowledged by the parties hereto, the Executive agrees that during the term of the Employment and for a period of         year(s) thereafter, the Executive shall not engage in Competition without the prior written consent of the Company.  For purposes of this Agreement, “Competition” shall mean the Executive’s engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting the Executive’s name to be used in connection with the activities of, any other business or organization which competes, directly or indirectly, with the Group in the business carried on by the Group; provided, however, that the Executive shall not be deemed to engage in Competition solely as a result of his/her holding of up to five percent (5%) of any class of the capital stock of an entity engaging in Competition that is listed on any recognized securities exchange anywhere.

12.                               Non-Solicitation.  During the term of the Employment and for a period of         year(s) thereafter, the Executive agrees that he/she will not, directly or indirectly, for his/her own benefit or for the benefit of any other person or entity, do any of the following without prior written consent of the Company:

(a)                                 approach the suppliers, clients, customers or contacts or other persons or entities introduced to the Executive in his/her capacity as a representative of the Group for the purpose of doing business with such persons or entities that will harm the business relationships of the Group with these persons or entities; or

(b)                                 seek to solicit the services of any employee of the Group while such employee is being employed by any Group Company, or seek the termination by any such employee of his/her employment with any Group Company.

13.                               Survival; Specific Performance.  This section and Sections 9, 10, 11, 12, 18 and 21 shall survive the termination of the Employment for any reason.  In the event the Executive breaches Section 9, 10, 11 or 12, the Executive acknowledges and agrees that there will be no adequate remedy at law, and the Company shall be entitled to injunctive relief, a decree for specific performance and such other relief as may be proper (including monetary damages if appropriate).  In any event, the Company shall have right to seek all remedies permissible under applicable law.

14.                               Withholding Taxes.  Notwithstanding anything herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such national, provincial, local or any other income, employment or other taxes as may be required to be withheld pursuant to any applicable law.

15.                               Assignment.  This Agreement is personal in its nature and neither of the parties hereto may, without the prior written consent of the other party, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that (i) the Company may assign or transfer this Agreement or any rights or obligations hereunder to any other Group Company, and (ii) in the event of a merger or consolidation of the Company with, or transfer or sale of all or substantially all of its assets to, any other person or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of the successor of the Company and such successor shall discharge and perform all promises, covenants, duties, and obligations of the Company hereunder.

16.                               Severability.  The terms and provisions of this Agreement are intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, such term or provision will be enforced to the maximum extent permitted by law and, in any event, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

17.                               Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the Executive and the Company regarding the terms of the Employment and supersedes all prior oral or written agreements concerning such subject matter.  The Executive acknowledges that he/she has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set forth in this Agreement.

18.                               Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands.

19.                               Amendment.  This Agreement may not be amended, modified or changed (in whole or in part) unless mutually agreed in writing by the parties hereto.

20.                               Waiver.  Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

21.                               Notices.  All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, or (iii) sent by a recognized courier with next-day or second-day delivery to the last known address of the other party.

22.                               Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties hereto.  Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

23.                               Advice of Counsel.  Each party to this Agreement acknowledges that, in executing this Agreement, such party has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Agreement.  This agreement shall not be construed against any party by reason of the drafting or preparation hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

The Company

Gridsum Holding Inc.

By:
Name:
Title:

The Executive

Name:

SCHEDULE A

SCHEDULE B